Exhibit 10.6

LEASE

THIS LEASE is made as of December 15, 2003, by and between VADNAIS HEIGHTS INVESTMENT COMPANY, a Minnesota general partnership, MCH CAPITAL, LLC, a Minnesota limited liability company, ROBERT TIPLER and RICHARD K. MATHEWS (collectively, “Lessor”), and ANGEION CORPORATION, a Minnesota corporation and MEDICAL GRAPHICS CORPORATION, a Minnesota corporation (collectively, “Tenant”).

RECITALS:

Lessor and Tenant are parties to that certain Lease with an original date of March 6, 1985, as amended by eight (8) written amendments and one (1) Renewal of Lease dated December 21, 2001 (collectively, the “Original Lease”) regarding certain real property located at 350 Oakgrove Parkway, Vadnais Heights, Minnesota with a building consisting of approximately 52,254 sq. ft  (the “Premises”).  The Premises includes without limitation the exterior portion of the real property, specifically including the parking lot and all exterior landscaped areas of the real property.

The term of the Original Lease will expire as of June 30, 2004 and Lessor and Tenant desire to enter into this Lease regarding Tenant’s continued occupancy of the Premises.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Tenant agree as follows:

1.                                       Term.  The term of this Lease (“Term”) shall be five (5) years, commencing on July 1, 2004, and terminating on June 30, 2009.

3.                                       Use of Premises.  Tenant may use the Premises for any lawful use.  Tenant agrees that Lessor shall have no liability or obligation to make any alterations, improvements or repairs of any kind on or about the Premises or the building or buildings of which they are a part, or the equipment, fixtures, plumbing, appliances, or machinery in, upon, or serving same, or the streets, alleys, areas, area-ways, or passages adjoining or appurtenant thereto, except as specifically set forth in this Lease.

4.                                       Rent.  Tenant agrees to pay Lessor rent in the annual amounts set forth in this Section 4, which shall be payable in monthly installments, payable in advance on the first day of each and every month for and during the full term of this Lease, at the office of Lessor.

First Year	$285,600 per year	$23,800 per month
Second Year	$285,600 per year	$23,800 per month
Third Year	$303,600 per year	$25,300 per month
Fourth Year	$309,600 per year	$25,800 per month
Fifth Year	$316,800 per year	$26,400 per month

5.                                       Tenant to Maintain and Surrender Premises in Good Order.  Tenant also covenants and agrees that Tenant will, at its own expense, (a) keep the Premises and the equipment, plumbing, drains, fixtures, appliances, and machinery in, upon, serving, or appurtenant to the Premises, in good repair and in good sanitary condition during the Term, (b) replace promptly any and all glass broken in or about the Premises with glass of the same quality; (c) make no alterations in or additions to the Premises, without first obtaining Lessor’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned; (d) not use or permit anything upon said premises that will increase the rate of insurance thereon, or anything that may be dangerous to life or limb; (e) not in any manner deface or injure the Premises, or any part thereof, or overload the floors, or do or permit anything to be done upon the Premises or in the passageways, alleys, areas, area-ways, sidewalks, or streets adjacent thereto, that will amount to or create a nuisance; (f) not use the Premises or permit the same or any part thereof to be used for lodging or sleeping purposes, or for any purpose contrary to the laws, ordinances or regulations of the United States of America or the State of Minnesota, or the City of Vadnais Heights or of any rules or regulations of the City of Vadnais Heights, or of any boards or officers of said city; and (g) return the Premises peaceably and promptly to Lessor at the end of the

Term, or at any previous termination thereof, in as good condition as they are now in or may hereafter be put in, loss by casualty and ordinary wear excepted.

6.                                       Ice, Snow and Utilities.  Tenant further covenants and agrees to keep the sidewalks bordering on the Premises (where the leased space borders upon a sidewalk or passageway) at all times free from ice and snow and other obstructions, and to neither waste nor misuse water, electricity, gas, steam, or any other utilities or agencies which are or may be furnished by Lessor, and to promptly pay all rates, costs and charges for the same, except as to such, if any, as Lessor has specifically agreed herein to furnish free of charge.

7.                                       Signs.  Tenant shall not erect or permit to be erected on the Premises, any signs on the exterior of the Premises or buildings without the written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned, nor place or permit to be placed in any portion of any of the Premises any weight or weights in excess of the reasonable or safe carrying capacity of the structure.  Notwithstanding the foregoing sentence, Lessor hereby consents to Tenant’s signage currently on the Premises and/or the building.

8.                                       Condition of Premises; Release of Lessor.  Subject to (a) Lessor’s obligation to complete Lessor’s Work as described in Section 25 of this Lease and (b) the terms and conditions of Section 11 of this Lease, Tenant (1) acknowledges the receipt of the Premises in good and sanitary condition, and in good repair; (2) agrees that Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises, and the equipment, plumbing, drains, fixtures, appliances, and machinery therein, were at the time of taking possession thereof in good, clean, sanitary, and tenantable condition, and in all respects satisfactory and acceptable to Tenant, and in the condition in which they were represented to Tenant to be and agreed to be put in by Lessor; and (3) releases Lessor from any and all claims arising from any defect in the condition of the Premises, or the equipment, fixtures, or appliances in or serving the Premises, and the building or buildings of which they are a part, and the streets, alleys, areas, area-ways, passages, or sidewalks adjoining or appurtenant thereto.

9.                                       Subleasing.  Tenant agrees that Tenant will not sublet the Premises, or any part thereof, and will not assign this Lease or any interest therein, nor permit this Lease to become transferred by operation of law or otherwise, and that no act or acts will be done or suffered whereby the same may be or become sublet or assigned in whole or in part, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned.  Lessor’s consent shall be required as to each and every case of underleasing or assignment, as they shall from time to time occur or be desired, and that nothing whatever shall be held to be a waiver of or to supersede the necessity of such endorsement.  Notwithstanding the foregoing, Tenant shall have the right, without Lessor’s consent, to assign Tenant’s interest in this Lease as a result of any of the following, provided that the financial condition of the assignee shall be equal to or better than Tenant’s financial condition immediately before the assignment: (i) any merger, consolidation or other reorganization of Tenant’s corporate existence; (ii) the sale or transfer of any of the stock of Tenant; or (iii) any change in the form of Tenant’s legal organization under applicable state law (individually and collectively, “Tenant’s Restructuring”) .  Tenant agrees to provide Landlord with copies of any and all necessary documents evidencing Tenant’s Restructuring and any such assignment within thirty (30) days following the effective date of such Tenant’s Restructuring assignment.

10.                                 Bankruptcy.  Any assignment, sale in bankruptcy, or insolvency of Tenant may, at the option of Lessor, be considered an assignment within the meaning of this Lease and as a breach of the covenants hereof.

11.                                 Liability of Lessor and Tenant.  Tenant further agrees that Lessor shall not be liable for any damage, either to person or persons or property or the loss of property sustained by Tenant, or by any other person or persons due to the Premises or the buildings of which the Premises are a part, or the equipment, fixtures, appliances, or machinery in or upon the same, or the halls, passages, areas, area-ways, and sidewalks or streets adjoining or appurtenant to the same being or becoming out of repair or defective, or due to the happening of any accident, or due to any act or neglect of Tenant, or any tenant or occupant of said building, or of any other person, persons or corporations (other than Lessor and Lessor’s officers, directors, employees, managers, contractors and/or invitees), or by the bursting of pipes, or by the use or misuse of any instrumentality or agency in or connected with the Premises or the building of which it is a part, or occasioned by any nuisance made or suffered thereon or therein, unless such damage results from the gross negligence or intentional act or omission of Lessor and/or Lessor’s officers, directors, employees, managers, contractors and/or invitees.

12.                                 Liability of Lessor and Tenant.  Tenant assumes all liability and obligation on account of all damages on account of the matters and things above referred to, and agrees to save Lessor harmless thereon and therefrom, and to indemnify Lessor on account thereof, except for liability and/or obligation which results from the gross negligence or intentional act or omission of Lessor and/or Lessor’s officers, directors, employees, managers, contractors and/or invitees.  This provision shall apply especially, but not exclusively, to damage caused by water, snow, rain, hail, backing up of water mains, or sewers, frost, steam, sewage, illuminating gas, sewer gas, or odors, electricity and electric current, and by the bursting, stoppage, or leaking of pipes or radiators, plumbing, sinks, and fixtures in or about the Premises or the building of which the Premises are a part.  In case of such damage Lessor may at its option repair such damage, and if such damage has occurred in the Premises or on account of the defects in the Premises against which Tenant has agreed to make repairs, Tenant shall thereupon reimburse Lessor for the costs of repairing such damages.  If Tenant fails to perform any of the covenants or agreements herein provided to be kept or performed by Tenant, Lessor may perform the same and charge Tenant with the expense of such performance, and Tenant agrees promptly on demand to repay to Lessor the cost of such performance by Lessor.  Notwithstanding the foregoing, Lessor will be responsible for any costs incurred by Tenant by reason of damage to the Premises, which damage is the result of the failure, deficiency or lack of repair of any structural member of the Premises, including without limitation, the roof, foundation, windows, and parking lot (“Structural Repair Damage”).  The cost of Structural Repair Damage includes without limitation, repair, replacement and/or restoration of the damaged areas and/or equipment to their original condition.  Tenant, at its option, may undertake repair, replacement and/or restoration of the Structural Repair Damage and Lessor will reimburse Tenant for the cost of Structural Repair Damage.  If Lessor does not reimburse Tenant for Structural Repair Damage within 45 days of Tenant’s invoice for the same, Tenant may set-off the cost of Structural Repair Damage from all rent next owing pursuant to this Lease.  If the cost of any Structural Repair Damage is not fully paid by such set-offs, Lessor will pay the balance to Tenant within thirty (30) days following the termination of this Lease.

13.                                 Notice to Clean Premises.  Tenant further covenants and agrees that the service of notice by any officer of the City of Vadnais Heights upon either party to this Lease to clean said premises, or to do any other act in connection therewith, shall be conclusive evidence as between the parties that Tenant has breached the covenant, which Tenant’s non-performance has occasioned the notice.  Any notice from Lessor to Tenant, relating to the Premises or the occupancy thereof, shall be deemed duly served if left at the Premises addressed to Tenant

14.                                 Tenant to Company with City Regulations.  Tenant further covenants and agrees at its own expense to observe and keep all regulations and requirements of the City of Vadnais Heights or other public authorities in force at the time Tenant took possession of the Premises or which may thereafter be made regarding the condition and conduct of the Premises, any part thereof, and the sidewalks adjacent thereto, including all building, fire, sanitary, police, or other regulations.

15.                                 Insurance.  During the Term of this Lease, Tenant will, at Tenant’s sole cost and expense, keep the building and any other improvements now or hereafter located on the Premises insured against loss by fire, vandalism and malicious mischief and normal extended coverage risks for the full insurable value thereof.  Lessor shall be named as an additional insured on any such casualty insurance carried by Tenant for the Premises.

16.                                 Taking for Public Use.  Tenant further agrees that if (a) the entire Premises, or (b) more than ten percent (10%) of the Building, or (c) the access from the Premises to public thoroughfares, shall be taken for any street or other public use, or shall during the continuance of this Lease be destroyed by the action of the public authorities, then this Lease and its term shall thereupon terminate.  In the event of any lesser taking, Lessor shall restore the Premises to a complete architectural unit, at Lessor’s expense, and the Rent payable by Tenant shall be proportionately adjusted to reflect the remaining Premises during the remaining Term of this Lease.

17.                                 Destruction by Fire; Repair of Premises After Fire.  Lessor and Tenant agree that if during the Term, the Premises or the improvements thereon shall be injured or destroyed by fire or the elements, or through any other cause, so as to render the Premises unfit for occupancy, or makes it impossible to conduct the business of Tenant thereon, or to such an extent that they cannot be repaired with reasonable diligence within ninety (90) days from the happening of such injury, then Lessor may terminate this Lease and its term from the date of such damage or destruction by written notice of termination delivered to Tenant, and Tenant shall promptly surrender the Premises and all interest therein to Lessor, and Tenant shall pay rent only to the time of such surrender; except that Tenant shall during such time pay a pro rata portion of the rent apportioned to the portion of the Premises which are in condition for occupancy or which may be actually occupied the period from the date of such damage or destruction until the termination of this Lease by Lessor.  In the case of any such termination, Lessor may re-enter and repossess the Premises, and may dispossess all parties then in possession thereof.  But if the Premises can be restored within ninety (90) days from the happening of the injury thereto, and Lessor within fifteen (15) days from the occurrence of such injury elects in writing to so repair or restore said premises within ninety (90) days from the happening of the injury thereto, then this Lease shall not end or terminate on account of such injury by fire or otherwise, but the rent shall not run or accrue after the injury and during the process of repairs, and up to the time when the repairs shall be completed, except that Tenant shall during such time pay a pro rata portion of the rent apportioned to the portion of the Premises which are in condition for occupancy or which may be actually occupied during such repairing period and Tenant shall assign the proceeds of any casualty insurance coverage to Lessor to the extent of such repairs or restoration so completed by Lessor.  If, however, the Premises shall be so slightly injured by any cause aforesaid, as not to be rendered unfit for occupancy, then Lessor shall repair the same with reasonable promptness, and in that case the rent shall not cease or be abated during such repairing period, except that Tenant shall during such time pay a pro rata portion of the rent apportioned to the portion of the Premises which are in condition for occupancy or which may be actually occupied during such repairing period.  All improvements or betterments placed by Tenant on the Premises shall, however, in any event, be repaired and replaced by Tenant at its own expense and not at the expense of Lessor.

18.                                 Quiet Enjoyment.  Lessor agrees and covenants that Tenant, on paying the rent and performing the covenants aforesaid, shall and may peaceably and quietly have, hold, and enjoy the demises premises for the Term, except as otherwise provided in this Lease.

19.                                 Alterations; Liens.  It is understood and agreed with respect to all alterations, repairs or improvements to the Premises, or any part thereof, which shall only be with the written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned, that Tenant shall and will in each instance hold Lessor and the Premises forever harmless and free from all costs, damages, loss, and liability of every kind and character which may be claimed, asserted, or charged, including liability to adjacent owners based upon the acts of negligence of Tenants or its agents, contractors, or employees, or upon the negligence of any other person or persons in or about said premises or upon the failure of any or either of them to observe and comply with the requirement of the law or with the regulations of the authorities in the said city of Vadnais Heights and will hold Lessor and the Premises forever free and clear from liens for labor and material furnished by or on behalf of Tenant.  If the cost of such improvement or alteration exceeds $100,000, Tenant will, before making any such repairs, improvements, or alterations, furnish Lessor with a bond in an amount and with sureties satisfactory to Lessor conditioned for the performance by Tenant of the matters and things in this paragraph required to be done by Tenant.

20.                                 Right of Re-Entry; Subleasing; Termination of Lease Under Bankruptcy.  It is further agreed between Lessor and Tenant that this Lease is made upon the condition that if Tenant shall neglect or fail to keep, observe, and perform any of the covenants and agreements Tenant has agreed to in this Lease, or if the leasehold interest of Tenant shall be taken on execution or other process of law or if Tenant shall petition to be or be declared bankrupt or insolvent according to law, or if Tenant shall vacate the Premises or abandon them during the Term, then Lessor may immediately or at any time thereafter, and without further notice or demand, enter into and upon the Premises, or any part thereof, in the name of the whole, and take absolute possession of the Premises fully and absolutely, without such re-entry working a forfeiture of the rents to be paid and the covenants to be performed by Tenant for the full term of this Lease, and may at Lessor’s election lease or sublet the Premises, or any part thereof, on such terms and conditions and for such rents and for such time as Lessor may elect, and after crediting the rent actually collected by Lessor from such re-letting on the rentals stipulated to be paid under this Lease by Tenant from time to time, collect from Tenant any balance remaining due from time to time on the rent reserved under this Lease, charging to Tenant such reasonable expenses as Lessor may expand in putting the Premises in tenantable condition.  Or Lessor may at its election and upon written notice to Tenant declare this Lease forfeited and void, and may thereupon re-enter and take full and absolute possession of the Premises as the owner thereof, and free from any right or claim of Tenant, or any person or persons claiming through or under Tenant; and such election and re-entry shall constitute an absolute bar to any right to enter by Tenant upon the payment of all arrearages of rent and costs after a dispossession under any suit or process for breach of any of the covenants of this Lease, and the commencement by Lessor of any action to recover possession of the Premises shall be deemed a sufficient notice of Lessor’s election to treat this Lease as void and terminated, without the written notice above specified, unless Lessor shall in writing, before beginning such proceeding, notify Tenant that after obtaining such possession Lessor will continue to look to Tenant for the performance of this Lease and will submit the Premises on Tenant’s account, in the manner as above provided.

21.                                 Taxes.  Tenant shall pay directly all real estate taxes and special assessments levied against the Premises during the Term (“Taxes”), making payment directly to the taxing authority, as required by law.  Tenant’s payment of Taxes shall be made after receipt (from Lessor or from the taxing authority) of a statement for the same and, provided Tenant receives such receipt at least twenty (20) days prior to the date Taxes are due, before penalty attaches to the same.  Lessor agrees that Tenant shall have the unrestricted right to contest and appeal from any assessment or real estate taxes against the Premises either in its own name or in the name of Lessor, should this be required by law.  Notwithstanding the foregoing, no contest shall involve the possibility of forfeiture, sale or disturbance of Lessor’s interest in the Premises.  Lessor further agrees to cooperate in all reasonable ways to further any such procedure by Tenant and to notify Tenant promptly of the amount of each assessment communicated to Lessor in order that Tenant may make a timely election regarding its possible contest thereof.  Expenses of any such contest shall be borne by Tenant.  In the absence of a contest thereof, Lessor agrees that no assessment of the Premises shall be negotiated or accepted without the participation and concurrence of Tenant.  Tenant shall not be liable in any event for any income tax due or levied and assessed against Lessor as to benefits received under this Lease.

22.                                 Surrender.  Tenant, upon leaving the Premises hereby leased, shall at its own expense remove all ashes, dirt, rubbish, and refuse, and upon Tenant’s failure to do so, Lessor may immediately without further notice to Tenant do the same at Tenant’s expense, which Tenant shall immediately pay upon receipt of a bill for same from Lessor.  If Tenant remains in the Premises after the expiration of the term, such possession shall not extend the Term, and Tenant shall promptly vacate the Premises; and if for any reason Tenant does not promptly vacate the Premises at the end of the term, Tenant agrees to pay Lessor, for such time as elapses between the end of the term and the time when Tenant actually vacates the Premises, a pro rata rental equal to one and one-half (1 ½) times the rent provided to be paid during the Term.  Tenant agrees that no assent, express or implied, by Lessor to any breach of any of Tenant’s covenants or agreements shall be deemed or taken to be a waiver of any succeeding breach of such covenant.

23.                                 Right of Entry.  Lessor shall at all reasonable times, and upon twenty-four (24) hours notice to Tenant, have the right to enter upon the Premises to inspect the condition, and at its election to make reasonable and necessary repairs thereon for the protection and preservation thereof, but nothing herein shall be construed to require Lessor to make such repairs, and Lessor shall not be liable to Tenant, or any other person or persons, for failure or delay in making said repairs, or for damage or injury to person or property caused in or by the making of such repairs, or the doing of such work.  Lessor shall have the right during the last 30 days of the Term to place and maintain on the Premises and in the windows thereof the usual notice of “To Let” and “To Rent,” and to show the Premises to prospective tenants.

24.                                 Heirs and Others. Each of the covenants, provisions, terms, and agreements of this Lease shall inure to the benefit of and shall be obligatory upon the respective heirs, executors, administrators, successors and assigns of Lessor and Tenant respectively.

25.                                 No Further Amendments.     There are no understandings or agreements outside of this Lease.

26.                                 Lessor’s Work.  Lessor shall, at its expense, complete the improvements to the Premises described on Exhibit A attached to this Lease (“Lessor’s Work”) on or before June 15, 2004.  Lessor’s failure to complete Lessor’s Work on or before June 15, 2004 shall be a material default by Lessor of this Lease and shall entitle Tenant to set-off the cost of completing Lessor’s Work from all rent next owing pursuant to this Lease.

IN TESTIMONY WHEREOF Lessor and Tenant have executed this Lease the day and year first written.

Lessor:	Tenant:

/s/ Brian Hoelcher	/s/ Richard E. Jahnke
MCH Capital, LLC	Angeion Corporation

/s/ John T. Kubinski	/s/ Rex Fasching
Vadnais Heights Investment Company	Medical Graphics Corporation

/s/ Robert Tipler
Robert Tipler

/s/ Richard K. Mathews
Richard K. Mathews